Prospectus Supplement to Prospectus dated October 2, 2008

Filed pursuant to Rule 424(b)(3)
File No. 333-147513

RINO INTERNATIONAL CORPORTATION

5,580,428 shares of Common Stock of

Offered by Selling Stockholders of

This prospectus supplement supplements and amends the prospectus dated October 2, 2008 (the “Prospectus”), relating to the resale by certain selling stockholders of up to 5,580,428 shares of our common stock, par value $0.0001 per share. We are supplementing the Prospectus to provide the following information:

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We are updating the list of selling stockholders to include the names of certain transferees of Patara Capital, LP as selling stockholders who acquired shares in a private resale transaction from Patara Capital, LP.

You should read this prospectus supplement in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and this prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the Prospectus. This prospectus supplement is not complete without, and may not be delivered or used except in conjunction with, the Prospectus.

The securities offered hereby involve a high degree of risk. Please read the “Risk factors” beginning on page 15 of the Prospectus and the risk factors in the documents incorporated therein by reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 3, 2008.

SELLING STOCKHOLDERS

The information about Patara Capital, LP contained under the section of the Prospectus entitled “Selling Stockholders”, is hereby revised as follows, and the information about the transferees of Patara Capital, LP is added as follows:

Name of Selling Stockholder	Positions and Offices held, and Material Relationships with, the Issuer	Number of Shares of Common Stock Owned Prior to the Offering	Total Number And Percentage Of Shares Beneficially Owned Prior to the Offering (1)(2)		Maximum Number of Shares to be Sold	Percentage Ownership After the Offering (%) (3)
Patara Capital, LP (21)	None	79,052	79,052	0.3%	79,052	0%

Lisa M Brecht (26)	None	983	983	0.0%	983	0.0%

Nikhail Balani (26)	None	683	683	0.0%	683	0.0%

Nirmala M. Balani (26)	None	960	960	0.0%	960	0.0%

Munesh Balani (26)	None	1,237	1,237	0.0%	1,237	0.0%

Mehmet B. Canga (26)	None	5,476	5,476	0.0%	5,476	0.0%

Sergio Alvarez (26)	None	21,888	21,888	0.1%	21,888	0.0%

Heval Serdar Gunduz (26)	None	1,329	1,329	0.0%	1,329	0.0%

21. Patara Capital, LP is not a broker-dealer or an affiliate of a broker dealer. Ozarslan A. Tangun, Principal of Patara Capital, LP, has the sole voting and dispositive powers over the shares beneficially owned by Patara Capital, LP.

26. The selling stockholder acquired such selling stockholder’s shares as listed in this prospectus supplement from Patara Capital, LP in a private resale transaction on September 30, 2008.